Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
NU HORIZONS ELECTRONICS CORP.

ARTICLE I
NAME OF CORPORATION

The name of the Corporation (the “Corporation”) is:

Nu Horizons Electronics Corp.

ARTICLE II
REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904.  The Registered Agent in charge thereof is National Registered Agents, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock, to be designated Common Stock; the total number of shares of Common Stock which the Corporation shall have authority to issue is one hundred (100), and each such share shall have a par value of $0.01.

ARTICLE V
DURATION

The duration of the Corporation shall be perpetual.

ARTICLE VI
BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation (the “Bylaws”).

ARTICLE VII
DIRECTORS

Section 7.1             The business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 7.2             The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws.

Section 7.3             Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 7.4             In addition to the powers and authority hereinbefore or by law expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this certificate of incorporation and the Bylaws, all as in effect from time to time.

ARTICLE VIII
STOCKHOLDERS’ MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE IX
LIMITATION OF LIABILITY

No person who is or was at any time a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director; provided, however, that, unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Article IX shall not eliminate or limit the liability of a director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the adoption of the Certificate of Incorporation of Nu Horizons Electronics Corp. dated as of September 30, 1987.  No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.  If the DGCL is amended after the filing of this certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE X
CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.